CAROLCO PICTURES

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made and entered into effective the 25th day of July, 2016 (the “Effective Date”) by and among Carolco Pictures, Inc. (“Employer”) and Alexander Bafer (“Executive”), an individual (each a “Party” and collectively, the “Parties”).

WITNESSETH:

WHEREAS, Employer is desirous of employing Executive pursuant to the terms and conditions and for the consideration set forth in this Agreement, and Executive is desirous of entering the employ of Employer pursuant to such terms and conditions and for such consideration.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, Employer and Executive agree as follows:

ARTICLE 1: EMPLOYMENT AND DUTIES:

1.1. Employer agrees to employ Executive, and Executive agrees to be employed by Employer, beginning as of the Effective Date and continuing for one year thereafter (the “Term”), subject to the terms and conditions of this Agreement. The Term shall automatically renew for successive one-year periods unless either Party provides the other Party with written notice of its intent not to renew at least thirty (30) days prior to the expiration of the then current Term.

1.2. Upon the Effective Date, Executive shall be employed as Chief Development Officer of Employer. Executive agrees to serve in the assigned position and to perform diligently and to the best of Executive’s abilities the duties and services appertaining to such position as determined by Employer, as well as such additional or different duties and services appropriate to such position which Executive from time to time may be reasonably directed to perform by Employer.

1.3. Executive shall, during the period of Executive’s employment by Employer, devote Executive’s full business time, energy, and best efforts to the business and affairs of Employer. The foregoing notwithstanding, the Parties recognize and agree that Executive may engage in passive personal investments and other business activities which do not conflict with the business and affairs of the Employer or interfere with Executive’s performance of his duties hereunder. In that regard, Executive may serve on the board of directors of up to six corporations of his choice, so long as service on any such board simultaneously with his service on Employer’s Board of Directors, if such service is requested, does not constitute a violation of federal statutory provisions, or related rules and regulations, pertaining to interlocking directorships and the meeting times of such boards of directors do not conflict with the meeting times of Employer’s Board of Directors. Executive shall be permitted to retain any compensation received for such service on other corporations’ boards of directors.

1.4. Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Employer and to do no act which would intentionally injure Employer’s business, its interests, or its reputation. It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect Employer, or any of its affiliates, involves a possible conflict of interest. In keeping with Executive’s fiduciary duties to Employer, Executive agrees that Executive shall not knowingly become involved in a conflict of interest with Employer, or its affiliates, or upon discovery thereof, allow such a conflict to continue.

1.5. Executive shall report to Employer’s Board of Directors from time to time.

1.6. Executive may participate in meetings of Employer’s Board of Directors (the “Board”) as may be permitted by the Board.

ARTICLE 2: COMPENSATION AND BENEFITS:

2.1. In accordance with customary compensation practices, Executive will receive $XXXX.00 per month, commencing as of the Effective Date hereof, with any pro rata portion payable on or about the first of the month after the Effective Date, subject to applicable taxes and withholding, for so long as Executive remains employed by Employer or unless or until this Agreement is amended in writing by the Parties.

All compensation will be subject to standard payroll withholdings and taxes as required by law.

2.2. In addition, Executive will be eligible to receive a bonus, payable in Employer’s sole discretion.

2.3. The amount of Executive’s compensation shall be reviewed periodically, and at minimum shall be reviewed annually. It may be increased at the sole discretion of the Board or its Compensation Committee, if any, provided, however, that, consistent with the renewal provisions contained in Article 1.1, supra, such compensation shall, after the initial Term, be placed before the Board or the Compensation Committee, if any, for a requested increase to cover cost of living expenses upon subsequent renewals of this Agreement.

2.4. As of the Effective date, to the extent not already done, Employer shall provide Executive with standard benefits ordinarily granted to an executive in Executive’s position and ordinarily associated with the custom and practice of the industry, if any.

2.5. From and after the Effective Date, Employer shall pay, or reimburse Executive, for all ordinary, reasonable and necessary expenses which Executive incurs in performing Executive’s duties under this Agreement including, but not limited to, travel, entertainment, professional dues and subscriptions, and all dues, fees and expenses associated with membership in various professional, business and civic associations and societies of which Executive’s participation is in the best interest of Employer.

2.6. While employed by Employer, Executive shall be allowed to participate, on the same basis generally as other Executives of Employer, in all general Executive benefit plans and programs, including improvements or modifications of the same, which on the effective date or thereafter are made available by Employer to all or substantially all of Employer’s executive Executives. Such benefits, plans, and programs may include, without limitation, medical, health, and dental care, life insurance, disability protection, and qualified retirement plans. Except as specifically provided herein, nothing in this Agreement is to be construed or interpreted to provide greater rights, participation, coverage, or benefits under such benefit plans or programs than provided to executive Executives pursuant to the terms and conditions of such benefit plans and programs.

2.7. Employer shall not by reason of this Article 2 be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any incentive compensation or Executive benefit program or plan, so long as such actions are similarly applicable to covered Executives generally.

2.8. Employer may withhold from any compensation, benefits, or amount payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

ARTICLE 3: TERMINATION PRIOR TO EXPIRATION OF TERM AND EFFECTS OF SUCH TERMINATION:

3.1. Executive’s employment with Employer shall be terminated (i) upon the death of Executive; (ii) for Cause, as defined in Section 3.3; or (iii) upon Executive’s permanent disability (permanent disability being defined as Executive’s physical or mental incapacity to perform his usual duties as an Executive with such condition likely to remain continuously for more than three months, provided, however, that in such event, Executive’s employment shall be continued hereunder for a period of not less than one year from the date of such disability, but not beyond the end of the Term, with Executive’s base salary during such period to be reduced by any Employer-financed disability benefits.

3.2. If Executive’s employment is terminated by reason of the death of Executive or permanent disability of Executive (as defined in Section 3.1), all future compensation to which Executive is otherwise entitled and all future benefits for which Executive is eligible shall become due and payable as of the date of termination, except as specifically provided in this Section 3.2. Executive, or his estate in the case of Executive’s death, shall be entitled to Executive’s pro rata salary through the date of such termination and shall be entitled to any individual bonuses or individual incentive compensation not yet paid but due under Employer’s plans but shall not be entitled to any other payments by or on behalf of Employer except for those which may be payable pursuant to the terms of Employer’s Executive benefit plans or by virtue of Executive’s ownership of Employer’s stock which shall remain unaffected by the termination of Executive’s employment.

3.3. The Company shall have the right to terminate Executive’s employment under this Agreement at any time for Cause, which termination shall be effective immediately. Termination for “Cause” shall include termination for:

(i) material breach of this Agreement by Executive;

(ii) intentional nonperformance or mis-performance of such duties, or refusal to abide by or comply with the reasonable directives of his superior officers, or the Employer’s policies and procedures;

(iii) Executive’s negligence in the performance of his material duties under this Agreement;

(iv) Executive’s willful dishonesty, fraud or misconduct with respect to the business or affairs of the Employer, that in the reasonable judgment of the Board materially and adversely affects Employer;

(v) Executive’s conviction of, or a plea of nolo contendere to, a felony or other crime involving moral turpitude; or

(vi) the commission of any act in direct or indirect competition with or materially detrimental to the best interests of Employer that is in breach of Executive’s fiduciary duties of care, loyalty and good faith to Employer.

“Cause” will not, however, include any actions or circumstances constituting Cause under clause (i) or (ii) above if Executive cures such actions or circumstances within 30 days of receipt of written notice from Employer setting forth the actions or circumstances constituting Cause. In the event Executive’s employment under this Agreement is terminated for Cause, Executive shall thereafter have no right to receive compensation or other benefits under this Agreement.

ARTICLE 4: OWNERSHIP AND PROTECTION OF INTELLECTUAL PROPERTY & CONFIDENTIAL INFORMATION:

4.1. All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by Executive, individually or in conjunction with others, during Executive’s employment by Employer (whether during business hours or otherwise and whether on Employer’s premises or otherwise) which relate to Employer’s business, products or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing ad trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks), and all writings or materials of any type embodying any of such items, shall be disclosed to Employer and are and shall be the sole and exclusive property of Employer.

4.2. Executive acknowledges that the businesses of Employer and its affiliates are highly competitive and that their strategies, methods, books, records, and documents, their technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning their customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which Employer, or its affiliates use in their business to obtain a competitive advantage over their competitors. Executive further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to Employer, and its affiliates in maintaining their competitive position. Executive hereby agrees that Executive will not, at any time during or after his employment by Employer, make any unauthorized disclosure of any confidential business information or trade secrets of Employer, or its affiliates, or make any use thereof, except in the carrying out of his employment responsibilities hereunder. The above notwithstanding, a disclosure shall not be unauthorized if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial or other legal proceeding in which Executive’s legal rights and obligations as an Executive or under this Agreement are at issue; provided, however, that Executive shall, to the extent practicable and lawful in any such events, give prior notice to Employer of his intent to disclose any such confidential business information in such context so as to allow Employer an opportunity (which Executive will not oppose) to obtain such protective orders or similar relief with respect thereto as it may deem appropriate.

4.3. All written materials, records, and other documents made by, or coming into the possession of, Executive during the period of Executive’s employment by Employer which contain or disclose confidential business information or trade secrets of Employer, or its affiliates shall be and remain the property of Employer, or its affiliates, as the case may be. Upon termination of Executive’s employment by Employer, for any reason, Executive promptly shall deliver the same, and all copies thereof, to Employer.

ARTICLE 5: POST-EMPLOYMENT AND NON-COMPETITION OBLIGATIONS:

5.1. As part of the consideration for the compensation and benefits to be paid to Executive hereunder, and as an additional incentive for Employer to enter into this Agreement, Employer and Executive agree to the non-competition provisions of this Article 5. Executive agrees that during the period of Executive’s non-competition obligations hereunder (twelve months), Executive will not, directly or indirectly for Executive or for others, in any geographic area or market where Employer or any of their affiliated companies are conducting any business (other than de minimis business operations) as of the date of termination of the employment relationship or have during the previous twelve months conducted any business (other than de minimis business operations):

(i) engage in any business directly competitive with any business (other than de minimis business operations) conducted by Employer or any of Employer’s affiliates;

(ii) render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any business directly competitive with any business(other than de minimis business operations) conducted by Employer or any of Employer’s affiliates; or

(iii) induce any Executive of Employer or any of its affiliates (other than Executive’s personal secretary or administrative assistant)to terminate his employment with Employer, or its affiliates, or hire or assist in the hiring of any such induced Executive by any person, association, or entity not affiliated with Employer. These non-competition obligations shall extend until two years after termination of the employment relationship between Employer and Executive. The above notwithstanding, nothing in this Section 5.1 shall prohibit Executive from engaging in or being employed by any entity that engages in the provision of management consulting or other consulting services to third parties, even where such entity on occasion renders advice or services to, or otherwise assists, any other person, association, or entity who is engaged, directly or indirectly, in any business directly competitive with any business conducted by Employer or any of Employer’s affiliates, so long as Executive does not personally, directly or indirectly (A) participate in rendering such advice, services or assistance to any such competing person, association or entity, (B) provide any information or other assistance to any other person employed by Executive or by any such consulting entity for use, directly or indirectly, in rendering such assistance to any competing person, association or entity or (C) engage in any conduct which would be violative of the provisions of Article 4 hereof.

5.2. Executive understands that the foregoing restrictions may limit his ability to engage in certain businesses in any geographic area or market where Employer or any of their affiliated companies are conducting any business (other than de minimis business operations) during the period provided for above, but acknowledges that Executive will receive sufficiently high remuneration and other benefits under this Agreement to justify such restriction. Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article 5 by Executive, and agrees that Employer, on its own behalf or on behalf of any of its affiliates, shall be entitled to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 5, but shall be in addition to all remedies available at law or in equity to Employer, including, without limitation, the recovery of damages from Executive and his agents involved in such breach.

5.3. It is expressly understood and agreed that Employer and Executive consider the restrictions contained in this Article 5 to be reasonable and necessary to protect the proprietary information and goodwill of Employer and its affiliates. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such courts so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

ARTICLE 6: MISCELLANEOUS:

6.1. For purposes of this Agreement, (i) the terms “affiliates” or “affiliated” means an entity who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Employer or in which Employer has a 50% or more equity interest, and (ii) any action or omission permitted to be taken or omitted by Employer hereunder shall only be taken or omitted by Employer upon the express authority to do so.

6.2. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when received by or tendered to Executive or Employer, as applicable, by pre-paid courier or by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective Parties at their last known address or electronic mail address if routinely used.

6.3. This Agreement shall be governed in all respects by the laws of the State of New York, excluding any conflict-of-law rule or principle that might refer to the laws of another State or country. Any action or proceeding arising from or related to this Agreement, which cannot be resolved to the mutual satisfaction of Executive and Employer within thirty (30) days from the date that either Party informs the other in writing that such dispute or disagreement exists (or such longer period as may be mutually agreed upon in writing), shall be finally settled by an arbitration conducted in the English language by the American Arbitration Association (AAA). Any arbitration instituted under shall be conducted in the AAA offices in the County of New York, in the State of New York. The arbitration award shall be final and binding upon the Parties and judgment may be entered thereon, upon the application of either Party, by any court having jurisdiction. Each Party shall bear its own costs and expenses incurred in preparing and presenting its case; the cost of the arbitration, including the fees and expenses of the arbitrators, will be shared equally by the Parties, unless the arbitration award provides otherwise.

6.4. No failure by either Party hereto at any time to give notice of any breach by the other Party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

6.5. It is a desire and intent of the Parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

6.6. This Agreement shall be binding upon and inure to the benefit of Employer and any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Employer by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Executive’s rights and obligations under this Agreement are personal and such rights, benefits, and obligations of Executive shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of Employer, other than in the case of death or incompetence of Executive.

6.7. This Agreement replaces and merges any previous agreements and discussions pertaining to the subject matter covered herein. This Agreement constitutes the entire agreement of the Parties with regard to such subject matter, and contains all of the covenants, promises, representations, warranties, and agreements between the Parties with respect such subject matter. Each Party to this Agreement acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either Party with respect to such subject matter, which is not embodied herein, and that no agreement, statement, or promise relating to the employment of Executive by Employer that is not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by each Party whose rights hereunder are affected thereby, provided that any such modification must be authorized or approved by the Board of Directors of Employer.

6.8. Executive represents that Executive has carefully read and fully understands all of the provisions of this Agreement, that Executive has been advised to consult with an attorney and has done so or is otherwise competent to execute this Agreement, that Executive’s agreement to execute this Agreement has not been obtained by any duress and that Executive freely and voluntarily enters into it, and that Executive has read this document in its entirety and fully understands the meaning, intent and consequences of this document.

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IN WITNESS WHEREOF, Employer and Executive have duly executed this Agreement on the date first stated above.

CAROLCO PICTURES, INC.:

By:	/s/ David Cohen
David Cohen

EXECUTIVE:

/s/ Alexander Bafer
Alexander Bafer